EXHIBIT 4.9
MUTUAL RELEASE AGREEMENT
     This Mutual Release Agreement (“this Agreement”) is made and entered into as of May 19, 2006, by and between Paul A. Kruger (“Kruger”) and Dirt Motor Sports, Inc., a Delaware corporation (the “Company”). Kruger and the Company are sometimes each referred to herein as a “Party” and collectively, as the “Parties”.
WITNESSETH:
     WHEREAS, Kruger and the Company have entered into that certain Term Sheet for Paul Kruger Transition with Dirt Motor Sports, Inc., dated February 24, 2006 (the “Term Sheet”); and
     WHEREAS, Kruger and the Company expressly agree and understand that the consideration for Kruger’s waiver of rights or claims described herein consists of the consummation of the transactions described in the Term Sheet, which consideration exceeds that to which Kruger is already entitled; and
     WHEREAS, Company expressly agrees that it has received good and valuable consideration for the execution of this Agreement as provided by the mutual covenants contained herein and the consummation by Kruger of the actions required pursuant to the Term Sheet and related definitive agreements; and
     WHEREAS, each Party desires to settle fully and finally any and all differences they may have with each other; and
     NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:
     1. Effective immediately, Kruger hereby resigns as Chief Executive Officer, Chairman of the Board, and as a director and employee, of the Company and all of the Company’s subsidiaries.
     2. As a material inducement to Kruger to enter into this Agreement, and subject to the terms of this Agreement, the Company hereby irrevocably and unconditionally releases, acquits and forever discharges Kruger and his successors, heirs, representatives and assigns and all persons acting by, through, under or in concert with any of them, (collectively “Kruger Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown, whether suspected or unsuspected, and whether concealed or hidden (“Claim” or “Claims”) which the Company now has, owns, holds, or which the Company at any time heretofore had, owned, or held against each of the Kruger Releasees, arising out of, in connection with, or related to Kruger’s involvement as a shareholder, officer or director of the Company or any of its subsidiaries, Kruger’s employment with the Company or any of its subsidiaries, or Kruger’s service as Chairman of the Company’s board of directors or as a member of the Company’s or any of its subsidiaries boards of directors; including but not limited to (a) all Claims of breach of an implied or express employment contract, libel, defamation, fraud, breach of any implied covenant of good faith and fair dealing or breach of any fiduciary duty, whether arising under statute or common law, whether in tort or in contract; and (b) all Claims relating to any agreement, arrangement or understanding that Kruger has, or may have, with the Company. The Company agrees that this Section of the Agreement is intended to be a broad release in favor of the Kruger Releasees and to include all actual or potential legal claims that the Company may have against the Kruger Releasees, except as specifically provided otherwise in this Agreement.
     3. As a further inducement to Kruger entering into this Agreement, the Company covenants and promises to indemnify and shall defend and hold Kruger harmless from any and all Claims released under Section 2 above, including, without limitation, claims made by third parties arising out of or related to Kruger’s involvement as a shareholder, officer or Director of Company or any of its subsidiaries, and from any and all Claims arising out of or in connection with any personal guarantee by Kruger of any Company obligation.
     4. As a material inducement to the Company to enter into this Agreement, and subject to the terms of this Agreement and except as is hereinafter provided, Kruger hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of its parent, owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates and all persons acting by, through, under or in concert with any of them, (collectively the “Company Releasees”), from any and all Claims which Kruger now has, owns, holds, or which Kruger at any time heretofore had, owned, or held against any of the Company Releasees, including, but not limited to: (a) all Claims under the Age Discrimination in Employment Act of 1967, as amended; (b) all Claims under Title VII of the Civil Rights Act of 1964, as amended; (c) all claims under the Fair Labor Standards Act; the National Labor Relations Act; and the Occupational Safety and Health Act; (d) all Claims under the Employee Retirement Income Security Act of 1974, as amended; (e) all Claims arising under the Americans With Disabilities Act of 1990, as amended; (f) all Claims arising under the Family and Medical Leave Act of 1993, as amended; (g) all Claims related to Kruger’s employment with the Company; (h) all Claims of unlawful discrimination based on age, sex, race, religion, national origin, handicap, disability, equal pay, sexual orientation or other protected status; (i) all Claims of wrongful discharge, promissory estoppel, negligence, misrepresentation and retaliation, breach of an implied or express employment contract, negligent or intentional infliction of emotional distress, libel, defamation, breach of privacy, fraud, breach of any implied covenant of good faith and fair dealing and any other federal, state, or local common law or statutory claims, whether in tort or in contract; (j) all Claims related to unpaid wages, salary, overtime compensation, bonuses, severance pay, vacation pay or other compensation or benefits arising out of Kruger’s employment with the Company and/or any claims arising under the Equal Pay Act; (k) all claims arising under any federal, state or local regulation, law, code or statute; (l) all claims of discrimination arising under any state or local law or ordinance; and (m) all claims relating to any agreement, arrangement or understanding that Kruger has, or may have, with the Company (including, without limitation, any employment agreement and any stock option agreement and/or restricted stock unit award agreement). Kruger agrees that this Section of the Agreement is intended to be a broad release in favor of the Company Releasees and to include all actual or potential legal claims that Kruger may have against the Company Releasees, except as specifically provided otherwise in this Agreement.

     5. The Parties agree that this Agreement, together with the other documents and agreements executed by the Parties as of the Closing (as defined in the Term Sheet) satisfy all remaining obligations of the Parties under the Term Sheet, and that the Term Sheet is hereby terminated and of no further force or effect.
     6. Each party is aware that he or it may hereafter discover claims or facts in addition to or different from those he or it now knows or believes to be true with respect to the matters related herein. Nevertheless, subject to the terms and conditions of this Agreement, it is the intention of the parties hereto to fully, finally and forever settle all matters and all Claims whether they now exist or may exist in the future. In furtherance of such intention and subject to the terms and conditions of this Agreement, the releases in Sections 2 and 4 above shall be given and remain in effect as a full release of all such matters notwithstanding the discovery or existence of any additional or different claims or facts relative thereto.
     7. The Parties understand and agree that neither the making of this Agreement nor the fulfillment of any condition or obligation of this Agreement constitutes an admission of any liability or wrongdoing by Kruger, Kruger Releasees, the Company or the Company Releasees. All liability to any Kruger Releasees by the Company or to any Company Releasee by Kruger has been and is expressly denied.
     8. This Agreement supersedes any and all other agreements, written or verbal, which may exist between the Company and Kruger concerning Kruger’s separation from the Company, including without limitation any representations made to Kruger by any Kruger officer or director of the Company or any representations made by Kruger to the Company.
     9. Kruger hereby acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights he may have arising from the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, which have arisen from facts or circumstances occurring on or before the date of execution of this Agreement. Kruger further expressly acknowledges and agrees that:
          (a) he is entering into this Agreement voluntarily;
          (b) he has been advised by the Company to consult with the attorney of his choice prior to signing this Agreement;
          (c) he has been given a period of at least twenty-one (21) days within which to consider this Agreement (Kruger further acknowledges that if he signs this Agreement before the end of the 21-day period, it will be his personal, voluntary decision to do so and he has not been pressured to make a decision sooner);
          (d) he would not be entitled to receive the consideration offered to him in the Term Sheet but for his signing this Agreement; and
          (e) intentionally omitted
     10. Intentionally Omitted..

     11. Kruger represents and warrants that he has consulted or has had sufficient opportunity to discuss with any person, including the attorney of his choice, all provisions of this Agreement, that he has carefully read and fully understands all the provisions of this Agreement, that he is competent to execute this Agreement, and that he is voluntarily entering into this Agreement of his own free will and accord, without reliance upon any statement or representation of any of the Parties, the Kruger Releasees, the Company Releasees, or their respective representatives.
     12. The Parties understand and agree that to the extent Kruger may have vested rights pursuant to the Company’s group health insurance plans, group life insurance plans, or 401(k) plan, such rights are excluded from the scope of this Agreement and are not terminated or released by this Agreement.
     13. Kruger represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement made by the Company or any of its agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise other than the representations contained in this Agreement.
     14. It is understood and agreed that the release of liability described in this Agreement is a material provision of this Agreement and the Term Sheet. Accordingly, Kruger and the Company each covenants and promises not to sue or otherwise pursue legal action against the other Party, other than for breach of this Agreement, and further covenants and promises to indemnify and defend each other from any and all such claims, demands and causes of action, including the payment of reasonable costs and attorneys’ fees relating to any Claim, demand, or causes of action brought by such Party against the other Party (other than for a breach of this Agreement). Kruger agrees that should any legal action be pursued on his behalf by any person or other entity against the Company regarding the claims released in this Agreement, Kruger will not accept recovery from such action, but will assign such recovery to the Company and agrees to indemnify the Company against such claims and assessment of damages. Kruger further represents and warrants that he has filed no lawsuits against the Company and, if he has filed any lawsuits against the Company, he will notify the Company of such lawsuits and cause them to be dismissed with prejudice. Company agrees that should any legal action be pursued on its behalf by any person or other entity against Kruger regarding the claims released in this Agreement, Company will not accept recovery from such action, but will assign such recovery to Kruger and agrees to indemnify Kruger against such claims and assessment of damages. Company further represents and warrants that it has filed no lawsuits against Kruger and, if it has filed any lawsuits against Kruger, it will notify Kruger of such lawsuits and cause them to be dismissed with prejudice.
     15. Each of the Company and Kruger further promises and agrees that neither they nor their officers or representatives will at any time disparage the other Party or any of its employees, products, operations, policies, decisions, advertising or marketing programs, if the effect of such disparagement reasonably could be anticipated to cause material harm to such other Party’s reputation, business, interests or to the morale among its work force.

     16. If Kruger or the Company determines that the other has breached this Agreement, the non-breaching Party will notify the Party in breach of that fact in writing and the Party in breach will be afforded ten (10) days thereafter to cure the breach.
     17. No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by both Parties. No waiver or default of any term of this Agreement shall be deemed a waiver of any subsequent breach or default of the same or similar nature. This Agreement may not be changed except by written agreement signed by both Parties.
     18. This Agreement shall be binding upon the Parties and their respective heirs, administrators, representatives, executors, trustees, successors and assigns, and shall inure to the benefit of the Kruger Releasees, the Company Releasees and each of them, and to their respective heirs, administrators, representatives, executors, trustees, successors, and assigns.
     19. In the event it becomes necessary to bring suit to enforce any provision of this Agreement, the prevailing Party shall be entitled to recover, in addition to any other award, reasonable legal costs, including court costs and attorney’s fees, from the non-prevailing Party.
     20. No alterations, amendments, waiver, or any other change in any term or provision of this Agreement shall be valid or binding on either Party unless the same shall have been agreed to in writing by both Parties.
     21. If any provision of this Agreement is held to be unenforceable or invalid, the remaining provisions of this Agreement will remain in effect.
     22. This Agreement is entered into and shall be interpreted, enforced and governed by the law of the State of Oklahoma. Any action regarding this Agreement shall be brought in a court in Cleveland County, Oklahoma. In any proceeding to enforce this Agreement, the prevailing Party shall be entitled to costs and reasonable attorneys’ fees.
     23. The Parties agree that the Agreement may be executed in multiple originals.
***** Signature Page Follows*****

     EXECUTED as of the date first set forth above.

DIRT MOTOR SPORTS, INC.

By:

Name:

Title:

Paul A. Kruger